Exhibit 99.1

March 15, 2016	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart Appoints Dawn Robertson as CEO

Declares Quarterly Dividend

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced the appointment of Dawn Robertson as chief executive officer and her election to Stein Mart’s board of directors. Robertson will also have the responsibilities of chief merchant for the foreseeable future. She succeeds Jay Stein, the Company’s founder and long standing chief executive officer, who had advised the Board of his desire to step back from that position but remain Stein Mart’s chairman of the board.

“Dawn brings with her over 25 years’ executive management experience at major retailers and department stores,” said Jay Stein. “With her leadership and industry knowledge, she will help us build on our growth initiatives and bring a fresh focus to our company and merchandising organization that will benefit us immensely.”

Over the past decade, Ms. Robertson was the chief executive officer or president of several retail companies, including UNKNWN, Deb Shops, Nygard International and The Avenue. She has also held various executive positions at Old Navy, Myer Stores, Federated Department Stores, Saks and May Department Stores.

Quarterly Dividend

The Board of Directors also declared, today, a quarterly dividend of $0.075 per common share, payable on April 15, 2016 to shareholders of record as of the close of business on April 1, 2016.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. With 283 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. For more information, please visit www.steinmart.com.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com.